Exhibit 16.1

April 3, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 25049

Re: Blue Chip Capital Group, Inc.

Commission File No. 333-73760

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated April 3, 2024, of Blue Chip Capital Group, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

Hudgens CPA, PLLC

Houston, Texas